UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2007

Commission File Number 0-23903

eAUTOCLAIMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	95-4583945
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

110 East Douglas Road, Oldsmar, Florida	34677
(Address of principal executive offices)	(Zip Code)

(813) 749-1020

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

eAutoclaims announced today that Jeffrey Dickson, the company’s Chairman of the Board, has replaced Eric Seidel as President and CEO. Mr. Seidel has become the company’s Vice Chairman of the Board and will remain as a member of the company’s Board of Directors. Austin Lewis IV has been elected as the company’s new Chairman of the Board replacing Mr. Dickson. The changes are a result of Mr. Seidel informing the Board of Directors of his intent to pursue other interests when his contract expires April 30th, 2007. Mr. Seidel will not currently receive any additional compensation in his position of Vice Chairman, other than compensation due him under the terms of his employment agreement.

Mr. Dickson has been a founder/director and the chairman of our board of directors since June 2000. From May 1997 through November 1999, Mr. Dickson was the president and chief executive officer of First American AMO. From February 1995 through May 1997, Mr. Dickson was the president and chief operating officer of Salex Corporation. Mr. Dickson has served as an executive vice president of the American Bankers Insurance Group and president of Interloc Corp. In his new position of President and CEO, Mr. Dickson’s compensation through the contract with Interloc Corporation will be increased to $136,500 annually and he will no longer receive any regular board compensation.

Mr. Lewis, Founder of the Lewis Opportunity Fund, joined the company’s Board of Director’s in May, 2006. Since 2004, Mr. Lewis has been the Chief Executive Officer of Lewis Asset Management Corporation, an investment management company headquartered in New York. Prior to 2004, Mr. Lewis was an Account Manager for an investment partnership focusing on technology and research in various investment banking situations. Mr. Lewis recently became eAutoclaims largest single shareholder with over 12 million shares in his personal holdings. In addition to his regular board compensation, Mr. Lewis will be compensated an additional $30,000 per annum, payable in stock, for and upon assuming the role of Chairman of the Board.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 15, 2007	eAUTOCLAIMS, INC.
	By:	/s/ Jeff Dickson
	Print Name:	Jeff Dickson
	Title:	CEO and President